Exhibit 10.17

Description of Oral Amendment of Loan Agreement

Loan agreement:

On March 31, 2008, the Company acquired a 100% ownership of Tonghua Linyuan Grape Planting Co. for the issuance 6,155,000 shares of common stock of the Company.  When we acquired Tonghua, it was in debt of a loan of $292,942 to Ji’An Qingshi Credit Cooperatives; therefore, we are responsible for paying back the loan. The principal terms of the loan are as follows:

1.	Type of Loan: Short Term Agriculture Loan,

2.	Loan Purpose: Planting

3.	Loan Amount: Principal of 2,000,000 RMB [ about USD $292,942] with an annual interest of 6.325%

4.	Loan Period: From February 4, 2002 to February 4, 2003; Repayment due date was February 4, 2003

5.
Security:  The loan is secured by the assets of Tonghua with including 14 cabon-steel storage cans; 16 high-speed steel  storage cans and 150 tons of grape juice . If  the Company  can not pay off the loan, Ji’An Qingshi has the right to sell, initiate an  auction sale or take any other methods to liquidate the secured assets and receive the payment of outstanding principal and interests senior to any other party  out of the secured assets

The default occurred on 2/4/2003, when the loan was due for repayment, before the Company acquired Tonghua on 3/31/2008. The Company is currently in default on the loan and has not paid principal or accrued interests to date.

Oral Amendment of Loan Agreement:

The lender, Ji’An Qingshi Credit Cooperative, has verbally agreed in March 2008, not to call the loan. The material terms for the verbal agreement are:   There is no due date for repayment of the loan; interest accrues but no interest payments are currently required to be made under our agreement with the lender.  Further, no principal or interest payments are required to be made until the Company is generating profits.